EXHIBIT 3.04
CERTIFICATE OF DESIGNATIONS
OF
SERIES A JUNIOR NONVOTING PREFERRED STOCK
OF
PRIVATEBANCORP, INC.
We, the undersigned, Larry D. Richman and Christopher J. Zinski, the President and Chief Executive Officer, and General Counsel and Corporate Secretary, respectively, of PrivateBancorp, Inc., a Delaware corporation (the “Corporation”), do hereby certify that, pursuant to authority granted to the Board of Directors by Article FOURTH of the Amended and Restated Certificate of Incorporation of the Corporation, and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation has adopted the following resolutions fixing the designation and certain terms, powers, preferences and other rights of a new Series of the Corporation’s Preferred Stock, without par value, and certain qualifications, limitations and restrictions thereon:
     RESOLVED, that pursuant to authority granted to the Board of Directors by Article FOURTH of the Amended and Restated Certificate of Incorporation of the Corporation, and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, there is hereby established from the 1,000,000 Shares of Preferred Stock, no par value, of the Corporation, authorized to be issued pursuant to the Amended and Restated Certificate of Incorporation, a series of Preferred Stock, without par value, and the designation and certain qualifications, limitations and restrictions thereon, are hereby fixed as follows:
     Section 1 Designation. The distinctive serial designation of this Series shall be “Series A Junior Nonvoting Preferred Stock” (hereinafter called “Series A Stock”). Each share of Series A Stock shall be identical in all respects with the other shares of Series A Stock except the date from which dividends shall accrue, and as to the conversion rate or prices which may vary by date of issue.
     Section 2 Number. The number of shares of Series A Stock will initially be One Thousand Four Hundred Twenty-Eight Point Zero Seven Four (1,428.074), which number may from time to time be increased or decreased (but not below the number then outstanding) by the Board of Directors; provided that any increase in the number of shares of Series A Stock authorized shall be approved by the holders of a majority of the Series A Stock then outstanding. Shares of Series A Stock purchased by the Corporation will be canceled and revert to authorized but unissued shares of Preferred Stock undesignated as to series. Shares of Series A Stock may be issued in fractional shares, which fractional shares will entitle the holder, in proportion to such holder’s fractional share, to all rights of a holder of a whole share of Series A Stock.
     Section 3 Dividends.
     (a) The holders of full or fractional shares of Series A Stock will be entitled to receive, when and as declared by the Board of Directors, or a duly authorized committee thereof, but only out of funds legally available therefor, dividends, on each date that dividends or other distributions (other than dividends or distributions payable in Common Stock of the Corporation) are payable on or in respect of Common Stock comprising part of the Reference Package (as defined below), in an amount per whole share of Series A Stock equal to the aggregate amount of dividends or other distributions (other than dividends or distributions payable in Common Stock of the Corporation) that would be payable on such date to a holder of the Reference Package. Each such dividend will be paid, on the date such dividend is paid to the holders of Common Stock, to the holders of shares of Series A Stock as of the record date for such dividend or, if no record date is fixed, the date as to which the record holders of Common Stock entitled to such dividends are to be determined.
     (b) The term “Reference Package” initially means 1,000 shares of Common Stock, without par value (“Common Stock”), of the Corporation. If the Corporation, at any time after the close of business on the date of filing of this Certificate of Designations, (1) declares or pays a dividend on any Common Stock payable in Common Stock, (2) subdivides any Common Stock or (3) combines any Common Stock into a smaller number of shares, then and in each such case the Reference Package after such event shall be the number of shares of Common Stock that a holder of the Reference Package immediately prior to such event would hold thereafter as a result of such event.
     (c) So long as any shares of Series A Stock are outstanding, no dividend or other distribution (other than a dividend payable in shares of Common Stock or any other stock ranking junior to Series A Stock as to dividends and upon liquidation) may be declared or paid or set aside for payment or other distribution declared or made upon the Common Stock or upon any other stock ranking junior to Series A Stock as to dividends or upon liquidation, nor shall any Common Stock nor any other stock of the Corporation ranking junior to or on a parity with Series A Stock as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such stock) by the Corporation (except by conversion into or exchange for stock of the Corporation ranking junior to Series A Stock as to dividends and upon liquidation), unless, in each case, the dividend to be due on the shares of Series A Stock upon payment of such dividend, distribution, redemption, purchase or other acquisition is contemporaneously paid on all outstanding shares of Series A Stock. Notwithstanding the foregoing, in the event such payment is not permissible under the federal banking laws and regulations applicable to the Corporation or any other laws or regulations, then at the option of the holders of such Series A Stock, such payment shall be made in the form of Series A Stock.
     (d) Dividends shall be non-cumulative.

     Section 4 Mergers, Consolidations, Etc. In the event of any merger, consolidation, reclassification or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, the shares of Series A Stock will at the same time be similarly exchanged or changed in an amount per whole share equal to the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, that a holder of the Reference Package would be entitled to receive as a result of such transaction. Notwithstanding the foregoing, in the event such exchange or change is not permissible under the federal banking laws and regulations applicable to the Corporation or any other laws or regulations, then at the option of the holders of a majority of the Series A Stock then outstanding, the Corporation shall make appropriate provisions (in form and substance reasonably satisfactory to the holders of a majority of the Series A Stock then outstanding) and take such other actions necessary to ensure that the holders of the Series A Stock shall retain preferred stock with substantially the same benefits as the Series A Stock (provided that such preferred stock would be convertible into the stock or securities, cash and/or other property that the Series A Stock would have been converted into pursuant to this Section if it were permissible under such laws and regulations as of the date the Common Stock was exchanged or changed). Subject to the foregoing, in the event the holders of Common Stock are provided the right to convert or exchange Common Stock for stock or securities, cash and/or any other property, then the holders of the Series A Stock shall be provided the same right based upon the number of shares of Common Stock such holders would be entitled to receive if such shares were converted into the Reference Package immediately prior to such offering. In the event that the Corporation offers to repurchase shares of Common Stock from its stockholders generally, the Corporation shall offer to repurchase Series A Stock pro rata based upon the number of shares of Common Stock such holders would be entitled to receive if such shares were converted into the Reference Package immediately prior to such offering. In the event of any pro rata subscription offer to holders of Common Stock, the Corporation shall provide the holders of the Series A Stock (with respect to the Series A Stock or another series of preferred stock of the Corporation with terms, conditions and provisions that shall be established upon the issuance of such preferred stock that are similar to and consistent with the terms, conditions and provisions upon which the Series A Stock was established) to participate based upon the number of shares of Common Stock such holders would be entitled to receive if such shares were converted into the Reference Package immediately prior to such offering; provided that at the election of such holder, any shares issued with respect to the Series A Stock shall be issued in the form of Series A Stock rather than Common Stock.

     Section 5 Liquidation.
     (a) In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the holders of full and fractional shares of Series A Stock will be entitled, before any distribution or payment is made on any date to the holders of the Common Stock or any other stock of the Corporation ranking junior to Series A Stock upon liquidation, to receive in full an amount per share equal to the greater of (i) $0.01 (the “liquidation preference”) plus an amount equal to any dividends that have been declared on Series A Stock but not paid and (ii) the amount that a holder of one share of Series A Stock would be entitled to receive if such share were converted into the Reference Package immediately prior to such liquidation, dissolution or winding up, together with any declared but unpaid dividend to such distribution or payment date. If such payment has been made in full to all holders of shares of Series A Stock, the holders of shares of Series A Stock as such will have no right or claim to any of the remaining assets of the Corporation.
     (b) If the assets of the Corporation available for distribution to the holders of shares of Series A Stock upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, are insufficient to pay in full all amounts to which such holders are entitled pursuant to Section 5(a), no such distribution will be made on account of any shares of any other class or Series of Preferred Stock ranking on a parity with the shares of Series A Stock upon such liquidation, dissolution or winding up unless proportionate distributive amounts are paid on account of the shares of Series A Stock, ratably in proportion to the full distributable amounts for which holders of all such parity shares are respectively entitled upon such liquidation, dissolution or winding up.
     (c) Upon the liquidation, dissolution or winding up of the Corporation, the holders of shares of Series A Stock then outstanding will be entitled to be paid out of assets of the Corporation available for distribution to its stockholders all amounts to which such holders are entitled pursuant to the first paragraph of this Section 5 before any payment is made to the holders of Common Stock or any other stock of the Corporation ranking junior upon liquidation to Series A Stock.
     (d) For the purposes of this Section 5, the consolidation or merger of, or binding share exchange by, the Corporation with any other corporation will not be deemed to constitute a liquidation, dissolution or winding up of the Corporation.
     Section 6 Conversion. If any holder of full or fractional shares of Series A Stock surrenders to the Corporation (at the principal office of the Corporation) a certificate or certificates representing all or part of the holder’s shares of Series A Stock together with either (1) a certificate, reasonably satisfactory to the Corporation, stating that the holder has received the advice of counsel to the effect that it is permissible under the federal banking laws and regulations applicable to the Corporation that the shares of Series A Stock represented by such certificate or certificates and to be converted pursuant to this Section 6 convert as contemplated by this Section 6 or (2) a certificate, reasonably satisfactory to the Corporation, stating that the holder is transferring the holders’ shares of Series A Stock or Common Stock issued upon conversion of Series A Stock in a Widely Dispersed Offering (as defined below) and subsequently transfers the shares in a Widely Dispersed Offering or that the holder has been transferred shares in a Widely Dispersed Offering, then the shares of Series A Stock represented by such certificate or certificates will convert into the Reference Package (and any fractional share of such holder will convert into the same fraction of the Reference Package). Except as otherwise provided herein, each conversion of Series A Stock shall be deemed to have been effected as of the close of business on the date on which the certificate or certificates representing the Series A Stock to be converted have been surrendered for conversion at the principal office of the Corporation (which in the event of an anticipated Widely Dispersed Offering may be prior to or after any transfer of Series A Stock). Notwithstanding any other provision hereof, if a conversion of Series A Stock is to be made in connection with a merger, consolidation, reclassification or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property or any dissolution or liquidation, the conversion of any shares of Series A Stock may, at the election of the holder thereof, be conditioned upon the consummation of such event or transaction, in which case such conversion shall not be deemed to be effective until such event or transaction has been consummated.
The holder will be entitled to receive a certificate or certificates representing any capital stock comprising a part of the Reference Package and into which their shares have been converted and any cash or other property then comprising a part of the Reference Package. The term “Widely Dispersed Offering” means (a) a widely distributed public offering, (b) a public offering, private placement or other sale in which no one party acquires the right to purchase in excess of 2% of the voting shares of the Corporation, (c) in the case of shares of Series A Stock held by GTCR Fund IX/A, L.P., a Delaware limited partnership, GTCR Fund IX/B, L.P., a Delaware limited partnership and GTCR Co-Invest III, L.P., a Delaware limited partnership, or any of their respective affiliates, distributions to such holder’s partners and their affiliates or (d) an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a widely distributed public offering on the holder’s behalf.
The issuance of certificates for shares of securities or other property upon conversion of Series A Stock shall be made without charge to the holders of such Series A Stock for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of securities or other property upon conversion of Series A Stock. Upon conversion of each share of Series A Stock, the Corporation shall take all such actions as are necessary in order to insure that the Common Stock or other securities issuable with respect to such conversion shall be validly issued, fully paid and nonassessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof. The Corporation shall not close its books against the transfer of Series A Stock or of Common Stock or other securities issued or issuable upon conversion of Series A Stock in any manner which interferes with the timely conversion of Series A Stock. The Corporation shall assist and cooperate with any holder of shares of Series A Stock or Common Stock or other securities issued or issuable upon conversion of Series A Stock required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of shares of Series A Stock hereunder (including, without limitation, making any filings required to be made by the Corporation). The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of issuance upon the conversion of the Series A Stock, such number of shares of Common Stock issuable upon the conversion of all outstanding Series A Stock. All shares of Common Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges. The Corporation shall take all such actions as may be necessary to assure that all such shares of Common Stock or securities issuable upon conversion of the Series A Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance). The Corporation shall not take any action which would cause the number of authorized but unissued shares of Common Stock to be less than the number of such shares required to be reserved hereunder for issuance upon conversion of the Series A Stock.
     Section 7 Redemption. Without limiting the holder’s right of conversion, the shares of Series A Stock are not redeemable by the Corporation or the holder and shall be perpetual.
     Section 8 Voting. Except as required by law or as expressly provided herein, the shares of Series A Stock are not entitled to vote on any matter.
     Section 9 Notices.
     (a) Immediately upon any adjustment of the Reference Package, the Corporation shall give written notice thereof to all holders of Series A Stock, setting forth in reasonable detail and certifying the calculation of such adjustment.
     (b) At any time notice is provided to the holders of Common Stock, the Corporation shall give written notice to all holders of Series A Stock at or prior to such time; provided that the Corporation shall provide the holders of Series A Stock any such notice at least 5 business days prior to the date such holders would be required to take any action to convert Series A Stock prior to any merger, consolidation, reclassification or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property or any dissolution or liquidation.
     Section 10 Additional Series. Notwithstanding any other provision of this Certificate of Designations to the contrary, the Corporation may, without obtaining the consent of holders of the Series A Stock, issue one or more additional series of the Corporation’s preferred stock having rights, designations, powers, and preferences equal or superior to the Series A Stock and having such other designations, rights, preferences, terms and conditions, as determined by the Board of Directors of the Corporation in its sole discretion.
     Section 11 Amendment. No amendment, modification or waiver shall be binding or effective with respect to any provision of this Certificate of Designation without the prior written consent of the holders of a majority of the Series A Stock outstanding as of the time such action is taken; provided that no change in the terms hereof may be accomplished by merger or consolidation of the Corporation with another corporation or entity unless the Corporation has obtained the prior written consent of the holders of a majority of the Series A Stock then outstanding. No other course of dealing between the Corporation and the holder of any Series A

Stock or any delay in exercising any rights hereunder shall operate as a waiver of any rights of any such holders.
     IN WITNESS WHEREOF, the undersigned have signed and attested this certificate on the 26th day of November, 2007.

PRIVATEBANCORP, INC.
By /s/ Larry D. Richman
Larry D. Richman
President and Chief Executive Officer

By	/s/ Christopher J. Zinski
Christopher J. Zinski
General Counsel and Corporate Secretary

ATTEST	/s/ Dennis L. Klaeser

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